Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 Nos. 333-289661, 333-251385, 333-262022, 333-265202, 333-276090, and 333-280550, and Form S-3 Nos. 333-260097, 333-267321, 333-269173, 333-272659, 333-278989, 333-280551, 333-235904, and 333-236100 of our report dated February 26, 2026 with respect to the consolidated financial statements of Delcath Systems Inc. as of December 31, 2025 and for the year then ended included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C

New York, NY
February 26, 2026